 Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

COWEN, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Equity	Class A Common Stock, par value $0.01 per share	457(c) and 457(h)	3,000,000	$38.62	$115,860,000.00	$92.70 per $1,000,000.00	$10,740.22
Total Offering Amounts					$115,860,000.00		$10,740.22
Total Fees Previously Paid							$0
Total Fee Offsets							-
Net Fee Due							$10,740.22

(1)	Represents 3,000,000 shares of the Class A Common Stock of Cowen Inc., par value $0.01 per share (the “Class A Common Stock”), issuable pursuant to the Cowen Inc. 2020 Equity Incentive Plan (the “Plan”). In addition, this Registration Statement covers an indeterminable number of additional shares as may hereafter be offered or issued, pursuant to the Plan, to prevent dilution resulting from stock splits, stock dividends, or similar transactions effected without receipt of consideration.

(2)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended, based upon the average of the high and low prices per share of the Class A Common Stock on August 11, 2022 as reported by the NASDAQ Global Select Market.

Table 2: Fee Offset Claims and Sources

N/A